Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND RELEASE OF CLAIMS

This Confidential Separation Agreement and Release of Claims (the “Agreement”) is entered into as of this 7th day of November, 2013 by and between Oclaro, Inc., a Delaware corporation (“Company”) and Jerry Turin (“Executive”). Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement was originally provided to Executive for his review on October 17, 2013.

RECITALS

A. Executive currently serves as the Chief Financial Officer.

B. Company and Executive are parties to that certain Executive Severance and Retention Agreement dated January 1, 2012 (the “ESRA”). The ESRA provides severance under certain circumstances in the event Executive ceases to be an employee of Company. The execution of this Agreement is a condition to Executive’s receipt of the severance benefits under the ESRA.

C. Effective as of the Termination Date (defined below), the Parties hereto desire to terminate Executive’s employment with Company. This Agreement sets forth the terms and conditions in connection therewith.

NOW, THEREFORE, in consideration of the foregoing facts and the promises, covenants and releases, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1. Termination November 8, 2013 will be Executive’s last day of employment with the Company (the “Termination Date”). Effective as of the Termination Date, Executive shall no longer be employed by the Company or any of its subsidiaries. Whether or not Executive timely revokes this Agreement (as described in Section 20(6) below), on the last day of Executive’s employment, he will receive payment for all salary, draws and unused vacation pay owed to him through the Termination Date.

2. Benefits Executive’s group medical insurance benefits will end on the last day of the month in which his employment ended. Regardless of signing this Agreement, Executive may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation coverage. Executive should consult the COBRA materials to be provided by the Company for details regarding COBRA continuation benefits. All other benefits will end on the Termination Date.

3. Stock Options Vesting of Executive’s stock options will end on the Termination Date pursuant to the Company’s 2004 Stock Plan (the “Plan”). Regardless of signing this Agreement, pursuant to the Plan, Executive will have up to ninety (90) days after the Termination Date to exercise any vested stock options Executive may have (as provided for by the Plan). If Executive does not timely exercise his vested options, and properly follow the required procedures, Executive’s vested options will expire and cannot be reinstated. Executive should consult his Stock Option Agreement regarding his obligations to exercise his vested options. All of the terms, conditions and limitations of the Stock Option Agreement will remain in full force and effect. All unvested stock rights will be cancelled on the Termination Date.

4. Severance Provided that Executive signs this Agreement within twenty-one (21) days after the Termination Date and does not revoke this Agreement, and in no event on a date earlier than the date seven (7) days after the date Executive signs and returns this Agreement, Company will provide Executive with the severance benefits described in Attachment “A” within 30 days following the Termination Date. If Executive does not sign this Agreement or signs and revokes this Agreement within such seven (7) day time period, this Agreement will become null and void. Executive acknowledges that Company’s payment of the severance benefits described in Attachment “A” shall satisfy all of Company’s severance payment obligations described in the ESRA and that this Agreement is intended to be an amendment of the ERSA as contemplated by Section 9.12 of the ERSA. In the event of any inconsistency between terms and provisions of the severance benefits in the ESRA and those of this Section 4, the terms and provisions of this Section 4 shall control. By signing and returning this Agreement, Executive will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in this Agreement, including without limitation, the release of claims set forth in Section 5 below.

5. Release and 1542 General Release In consideration for Company’s agreement to pay Executive the severance benefits pursuant to Section 4 above, Executive hereby fully, forever, irrevocably and unconditionally releases and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now may have against the Released Parties, including, but not limited to, any arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of his employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Executive understands and agrees that the claims released in this Section 5 include not only claims presently known to him, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 5. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California and under any similar statute of any other state. Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, to the extent Executive is entitled to indemnification under that certain Indemnification Agreement dated August 1, 2008 by and between Company and Executive, the releases and waivers set forth in this Agreement do not excuse and shall not apply to Company’s obligations benefiting Executive to which Executive might otherwise be entitled to under such Indemnification Agreement.

6. Confidential Information

(a) Company Information. Executive acknowledges that during his employment with Company he received Confidential Information and Third Party Information as those terms are defined below. Executive represents that at all times during the term of his employment he held in strictest confidence, and did not use, except for the benefit of the Company as authorized by the Board of Directors of the Company, any Confidential Information of the Company. Executive agrees that he will continue to keep confidential and not to use for the benefit of any person or entity all non-public information about the Company or third parties that he acquired during the course of his employment with the Company, including without limitation any Confidential Information or Third Party Information. Executive acknowledges that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further acknowledges that Confidential Information does not include any of the foregoing items, which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Third Party Information. Executive acknowledges that the Company has received from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information (“Third Party Information”). Executive represents that he has held all such confidential or proprietary information in the strictest confidence and agrees not to disclose any Third Party Information to any person, firm or corporation or to use it.

(c) Obligation of Confidentiality. Nothing in this Agreement is intended to waive or release Executive from any and all obligations to Company under any confidentiality, proprietary information or non-disclosure agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of Company.

7. Intellectual Property

(a) Intellectual Property Retained and Licensed. Executive represents that prior to his employment with Company, he did not own and did not have an interest in any inventions, original works of authorship, developments, improvements, or trade secrets which relate to the business of the Company, products or research and development. Notwithstanding the foregoing, if during the course of his employment with the Company, he incorporated into a Company product, process or machine any invention, original work of authorship, development, improvement, or trade secret which were made by him prior to his employment with the Company (collectively referred to as “Prior Intellectual Property”) in which he owns or has an interest in, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such product, process or machine.

(b) Assignment of Intellectual Property. Executive hereby assigns to the Company, or its designee, all his rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which he may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time he was employed by the Company (collectively referred to as “Intellectual Property”). Executive acknowledges that all original works of authorship which were made by him (solely or jointly with others) within the scope of and during the period of his employment with the company and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by him (solely or jointly with others) is within the sole discretion of the Company and for the sole benefit of the Company and that no royalty will be due to him as a result of the efforts to commercialize or market any such invention by the Company.

(c) Exception to Assignments. Executive acknowledges that the provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870. Executive represents that he is not aware of any inventions that he believes meet the criteria in California Labor Code Section 2870.

8. Solicitation

(a) As a result of Executive’s access to and knowledge of Company’s Confidential Information, pursuant to Section 3.2 of the ESRA and as a condition to receipt of the severance benefits provided for in Section 4 above, Executive agrees that for a period of twelve (12) months immediately following the Termination Date, he will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce recruit, encourage or take away employees of the Company, for himself or for any other person or entity.

(b) As a result of Executive’s access to and knowledge of Company’s Confidential Information, pursuant to Section 3.2 of the ESRA and as a condition to receipt of the severance benefits provided for in Section 4 above (and Attachment “A”), Executive also agrees that for a period of six (6) months immediately following the Termination Date, he will not either directly or indirectly solicit or cause to be solicited any customers of Company for any purpose.

9. Return of Company Property Executive hereby confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in his possession or control, has left intact all electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and has retained no copies (either paper or electronically stored or created) of any Confidential Information or Third Party Information in his possession, control or in a manner that would be retrievable by him following his separation from employment. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

10. Business Expenses and Compensation Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledge that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation, including wages, draws, payment for accrued but unused vacation time or severance payments or benefits pursuant to any plan, policy or practice, is owed to him, with the exception of the severance benefits detailed in Attachment “A” hereto.

11. Tax Reporting; Disclaimer of Tax Advice Executive acknowledges and agrees that Company, and its respective agents, representatives, employees and attorneys, have made no representations to him regarding the tax consequences of any amounts received pursuant to this Agreement. Executive acknowledges and agrees that he is solely and individually responsible for his own tax reporting, payments and liabilities and if the tax characterization with regard to any amounts received pursuant to this Agreement is challenged by any governmental taxing authority, he shall indemnify, hold harmless and defend Company, and any attorney, agent or employee thereof, from any and all claim, tax liability, related interest or penalties, costs and expenses, including attorneys’ fees, caused by or which may be levied upon the Company as a result of the payment of any amounts paid by the Company under this Agreement. The Parties further agree that the terms of this Agreement are not contingent upon any particular tax characterization of the payment described in this Agreement. Executive agrees that neither the Company (or any agent, representative, employee or attorney thereof) has any duty to defend against any tax claim, levy or assessment, whether or not such tax claim, levy or assessment is based on existing tax law and regulations or as such laws or regulations may in the future be amended, or interpreted by the taxing authorities.

12. Non-Disparagement Executive understands and agrees that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

13. Amendment This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

14. Waiver of Rights No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

15. Validity Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16. Confidentiality Executive understands and agrees that as a condition for payment to him of the severance benefits described in Section 4 above, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by Executive, his spouse, his attorney and his accountant, and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by the Company.

17. Nature of Agreement Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

18. Voluntary Assent Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. Executive further states and represents that he has carefully read this Agreement, including Attachment “A”, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

19. Cooperation The Parties hereto agree, without further consideration, to execute and perform such other documents and acts as are reasonably required in order to facilitate the terms of this Agreement, and the intent thereof, and to cooperate in good faith in order to effectuate the provisions of this Agreement, including without limitation, the protection or assignment of intellectual property rights described in Section 7 above.

20. Older Workers Benefits Protection Act Disclosure and Waiver Executive is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), he acknowledges that:

(1) He has been advised in writing to consult with an attorney prior to executing this Agreement, and has had the opportunity to do so;

(2) He is aware of certain rights to make claims for age discrimination to which he may be entitled under the Act, and understands that by signing this Agreement he is giving up any rights to assert or sue for such claims;

(3) In exchange for executing this Agreement and the release it contains, he will receive continued employment payments and benefits to which he would otherwise not be entitled, in addition to the compensation and benefits that he earned as an employee of Company;

(4) By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;

(5) He has been given a period of at least twenty-one (21) days to consider this Agreement, and understands that if he revokes this Agreement (as described below), he will not receive the severance benefits described in Section 4 above. If Executive is signing this Agreement after less than twenty-one (21) days review, he acknowledges that he is doing so voluntarily and expressly waiving his right to take twenty-one (21) days to review it; and

(6) Executive further acknowledges that he will have a period of seven (7) days from the date of execution in which to revoke this Agreement by written notice to Patrick Melone, Director Human Resources of Company. In the event Executive does not exercise his right to revoke this Agreement, the release and waivers given above shall become effective on the date immediately following the seven (7) day revocation period described above. If Executive exercises his right to revoke this Agreement, Company shall have no obligations under any portion of this Agreement.

21. Applicable Law This Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

22. Notification of New Employer. Executive hereby grants consent to notification by the Company to any new employer of Executive about his rights and obligations under this Agreement.

23. Attorneys Fees In the event of any dispute concerning this Agreement, the prevailing Party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such Party may be entitled.

24. Entire Agreement This Agreement, including Attachment “A”, and the ESRA contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. In the event of any inconsistency between the terms and provisions of the ESRA and those of this Agreement, the terms and provisions of this Agreement shall control.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

“COMPANY”		“EXECUTIVE”

Oclaro, Inc., a Delaware corporation

By:	/s/ GREG DOUGHERTY	/s/ JERRY TURIN
Greg Dougherty		Jerry Turin
Its: Chief Executive Officer

ATTACHMENT “A”

DESCRIPTION OF SEVERANCE BENEFITS

In exchange for Executive’s execution of this Agreement, including, but not limited to, his waiver and release of claims described in Section 5, the Company hereby agrees to provide Executive with the following severance benefits:

(a) The Company shall pay Executive the “Accrued Obligations” (as defined in Section 3.1(a) of ESRA) less all applicable state and federal taxes and withholdings within thirty (30) days following the Termination Date (defined in Section 1 above).

(b) The Company shall pay the Executive the amount of [[$457,681.01 – (95,400) (Closing price per share of Company common stock on November 11, 2013)] less all applicable state and federal taxes and withholdings within thirty (30) days following the Termination Date (defined in Section 1 above).

(c) Accelerated Vesting – If Executive continues as an employee of the Company through the Termination Date, then effective as of the Termination Date, 80,400 shares of restricted stock and 15,000 shares of performance based restricted stock which were previously granted to Executive by the Company and which have not yet vested in accordance with their terms by the Termination Date shall as of the close of business on the Termination Date become fully vested.

(d) Outplacement – The Company agrees to provide Executive with outplacement assistance by the Lee Hecht Harrison company for two months under The Search Launch Program to be started by Executive no later than sixty (60) days from the Termination Date.

The foregoing payments are subject to the timing requirements set forth in the ERSA and in no event will they be made on a date earlier than the date seven (7) days after the date Executive signs and returns this Agreement following the Termination Date.